Exhibit 8.2

[Form of Opinion of DLA Piper LLP (US) as to Tax Matters]

[date], 2011

Sterling Bancshares Inc.

10260 Westheimer

Houston, TX 77042

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Comerica Incorporated, a Delaware corporation (“Comerica”), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Comerica Bayou Acquisition Corporation, a Texas corporation and a direct wholly owned subsidiary of Comerica, with and into Sterling Bancshares, Inc., a Texas corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,